EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration (Forms S-8 No. 333-43114, No. 333-89082 and No. 333-121437) pertaining to the 2000 Equity Incentive Plan, the 2000 Employee Stock Purchase Plan and 2004 Equity Incentive Plan of ViroLogic, Inc. and in the Registration Statements (Forms S-3 No. 333-65716, No. 333-70562, No. 333-86892, No. 333-102273, No. 333-102995, No. 333-103980, No. 333-121438 and No. 333-121475) and related Prospectuses of ViroLogic, Inc. of our report dated March 14, 2005, with respect to the financial statements and schedule of ViroLogic Inc., ViroLogic Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ViroLogic Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/    ERNST & YOUNG LLP

Palo Alto, California

March 14, 2005